Registration No. 333-152707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CORNELL COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
76-0433642
(I.R.S. Employer Identification Number)
1700 West Loop South, Suite 1500
Houston, Texas 77027
(713) 623-0790
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John J. Bulfin, Esq.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida
33487-8242
(561) 893-0101
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
This Post-Effective Amendment relates to the Registration Statement on Form S-3, Registration No. 333-152707, filed on August 1, 2008, as amended on September 4, 2008, pertaining to (a) Senior Debt Securities of Cornell Companies, Inc. (“Cornell”), (b) Subordinated Debt Securities of Cornell, (c) Common Stock of Cornell, (d) Preferred Stock of Cornell, (e) Warrants of Cornell, (f) Units of Cornell, and (g) Guarantees by certain subsidiaries of Cornell.
On August 12, 2010, The GEO Group, Inc. (“GEO”) completed its acquisition of Cornell pursuant to an Agreement and Plan of Merger, dated as of April 18, 2010 (the “Merger Agreement”), as amended July 22, 2010, by and among GEO, GEO Acquisition III, Inc., a direct wholly-owned subsidiary of GEO (“Merger Sub”) and Cornell. Under the terms of the Merger Agreement, Merger Sub merged with and into Cornell (the “Merger”), with Cornell being the surviving corporation of the Merger. As a result of the Merger, for each share of Cornell common stock, Cornell stockholders had the option to elect to receive: (i) 1.3 shares of common stock of GEO, par value $.01 per share, for each share of Cornell common stock; or (ii) the right to receive cash consideration equal to the greater of (x) the fair market value, as defined in the Merger Agreement, of one share of GEO common stock plus $6.00 or (y) the fair market value, as defined in the Merger Agreement, of 1.3 shares of GEO common stock.
As a result of the merger, Cornell has terminated the offering of Cornell’s securities pursuant to the Registration Statement. In accordance with an undertaking made by Cornell in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, Cornell hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement that remain unsold.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 24, 2010.

CORNELL COMPANIES, INC.
By:	/s/ Brian R. Evans
Brian R. Evans
Vice President of Finance

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.